FILER:

        COMPANY DATA:
                 COMPANY CONFORMED NAME:          CHEMFIX TECHNOLOGIES, INC.
                 CENTRAL INDEX KEY:
                 STANDARD INDUSTRIAL CLASSIFICATION:
                 IRS NUMBER:                                    72-0845259
                 STATE OF INCORPORATION:                         DELAWARE
                 FISCAL YEAR END:                                0831

        FILING VALUES:
                 FORM TYPE:                                  PRE14A
                 SEC ACT:                            1934 Act
                 SEC FILE NUMBER:                    0-12258
                 FILM NUMBER:

        BUSINESS ADDRESS:
                 STREET 1:                3500 N CAUSEWAY BLVD., SUITE 1280
                 CITY:                               METAIRIE
                 STATE:                     LA
                 ZIP:                       70002
                 BUSINESS PHONE:                     504-831-3600

        MAIL ADDRESS:
                 STREET 1:                  3500 N CAUSEWAY BLVD., SUITE 1280
                 CITY:                               METAIRIE
                 STATE:                     LA
                 ZIP:                       70002

        FORMER COMPANY:
                 FORMER CONFORMED NAME:
                 DATE OF NAME CHANGE:

        FORMER COMPANY:
                 FORMER CONFORMED NAME:
                 DATE OF NAME CHANGE:



                                             SCHEDULE 14A INFORMATION

                          Proxy Statement Pursuant to Section 14(a) of the
                                          Securities Exchange Act of 1934



Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/      Preliminary Proxy Statement
/ /      Definitive Proxy Statement
/ /      Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            CHEMFIX TECHNOLOGIES, INC.
 -----------------------------------------------------------------
                              (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /      $125 per Exchange Act Rules 0-11(c)(1)(ii),
         14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/      Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        --------------------------------------------------
        2)       Aggregate number of securities to which transaction applies:

        --------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

                 The filing fee of $100.00 was calculated based on a $500,000.00 purchase price for the sale of assets. This price was determined based upon the Company's estimate of the amount of the Deferred Portion of the Purchase Price for the Assets will be on ____________________, 1999.

        ---------------------------------------------------
        4)       Proposed maximum aggregate value of transaction:

        ---------------------------------------------------
        5)       Total fee paid:

        ---------------------------------------------------

/ /     Fee paid previously by written preliminary materials.

*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid: ---------------------

        2) Form Schedule or Registration Statement No.: 14A (Prelim. Proxy Statement) -------------------

        3)       Filing Party:  -------------------------------

        4)       Date Filed: ----------------------------------


                                                CHEMFIX TECHNOLOGIES, INC.
                                            3500 N. Causeway Blvd., Suite 1280
                                                Metairie,  Louisiana 70002

                                                       --------------

                             NOTICE OF 1998 SPECIAL MEETING OF SHAREHOLDERS

                                                      --------------

Dear Shareholder:

        The Special Meeting of Shareholders (the "Meeting") of Chemfix Technologies, Inc. (the "Company") will be held at the Company's offices at 3500 N. Causeway Blvd., Suite 1280, Metairie, Louisiana on June 9, 1998, at 10:00 A.M., to:

        (1)      approve the sale of substantially all of the assets of the
                    Company through the sale of the business and certain assets (the "Sale of Assets") of Atlantic Petroleum Technologies of Louisiana, Inc. ("Atlantic Petroleum"), a Louisiana Corporation and a wholly-owned subsidiary of the Company; and

        (2)      act upon such other matters as may properly come before the
                    Meeting.

        The Board of Directors has fixed the close of business on May 6, 1998 as the record date for determining shareholders of the Company entitled to notice of and to vote at the Meeting.

                                                     By Order of the Board
                                                     of Directors

                                                     Steven N. Siegler
                                                     Secretary
May 25, 1998

                                                  YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the Meeting, please sign and return the accompanying proxy card.


                                               CHEMFIX TECHNOLOGIES, INC.
                                            3500 N. Causeway Blvd., Suite 1280
                                                 Metairie, Louisiana 70002

                                                      (504) 831-3600

                                                      --------------

                                                      PROXY STATEMENT

                                                            FOR

                                           1998 SPECIAL MEETING OF SHAREHOLDERS

                                                      --------------


                                                    GENERAL INFORMATION


        Proxies in the form enclosed are solicited by the Board of Directors (the "Board of Directors") of Chemfix Technologies, Inc. (the "Company") for use at the 1998 Special Meeting of Shareholders (the "Meeting") scheduled to be held on June 9, 1998 at 10:00 A.M., and at any adjournments or postponements thereof. At the Meeting, shareholders will be asked to approve the sale of the business and certain assets of the Company's sole operating subsidiary, Atlantic Petroleum Technologies of Louisiana, Inc., a Louisiana corporation ("Atlantic Petroleum"), to APTL, L.L.C. a Louisiana limited liability company ("APTL"), pursuant to the terms and conditions of the Asset Purchase Agreement between the Company and APTL dated as of April 24, 1998 (the "Asset Purchase Agreement") a copy of which is attached as Annex A hereto (the "Proposed Transaction").

        All properly executed proxies received prior to or at the Meeting will be voted. If a proxy specifies how it is to be voted, it will be so voted. If no specification is made, it will be voted to approve the Proposed Transaction, and, if other matters properly come before the Meeting, in the discretion of either of the persons named in the proxy.

        All information contained in this Proxy Statement has been supplied by the Company, except for certain information contained in this Proxy Statement concerning APTL, which has been supplied by APTL.

        No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitations of proxies hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person.


Shares Entitled to Vote

        Holders of record of all of the outstanding shares of Common Stock of the Company (the "Common Stock") at the close of business on May 6, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were 6,825,855 shares of Common
Stock, $.01 par value per share, outstanding, each entitled to one vote. The Notice of Meeting, this Proxy Statement and the accompanying proxy card are being mailed on or about May 25, 1998 to all holders of Common Stock on the Record Date.

        Atlantic Petroleum has pledged 2,112,500 shares of Common Stock to Ally Capital Corporation ("Ally") pursuant to a loan and collateral pledge of $100,000.00 in April, 1997. Atlantic Petroleum has executed a stock power granting to Ally the right to vote such shares in the event of a default by Atlantic Petroleum under such loan agreement. If Ally provides Atlantic Petroleum with a notice of default, such shares will then be deemed to be outstanding Common Stock and may increase the total outstanding shares of Common Stock outstanding as of the Record
Date to 8,938,355.


Shareholder Vote Required for Proposals

        A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Meeting. The approval of the Sale of Assets requires the affirmative vote of a majority of the outstanding shares of Common
Stock of the Company entitled to vote thereon.


Proxies and Revocation of Proxies

        Execution and delivery of a proxy card will not affect a shareholder's right to attend the Meeting and vote in person. A shareholder in whose name shares of Common Stock are registered as of the Record Date and who has given a proxy may revoke it at any time before it is voted by executing and delivering a written revocation to the Secretary of the Company, by presentation of a later dated proxy or by attending the Meeting and voting by ballot (which has the effect of revoking the prior proxy). Attendance at the Meeting, however, will not in and of itself revoke a proxy.

        A shareholder who is a beneficial owner, but not a registered owner, of Common Stock as of the Record Date, cannot vote his or her shares of Common Stock except by the shareholder's broker, bank or nominee in whose name the shares are registered executing and delivering a proxy on such shareholder's behalf or such shareholder attending the Meeting with a proxy or other authorization to vote from the registered owner and voting.


Cost of Solicitation

        Brokers, banks, and other nominees will be reimbursed for out-of-pocket and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and a few regular employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.


Available Information

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.


Incorporation of Certain Materials

        The Company's Annual Report on Form 10-K for the year ended August 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1997, previously filed with the Commission (Commission File No. 0-12258), are hereby included in this Proxy Statement. The Company has filed with the Commission as exhibits to this Proxy Statement, the Asset Purchase Agreement and the Employment Agreements of certain officers and employees of Atlantic Petroleum, and such documents are hereby included in this Proxy Statement.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and to be a part hereof from the respective dates of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute part of this Proxy Statement.

        This Proxy Statement incorporates documents by reference that are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference), including the Asset Purchase Agreement and the Employment Agreements, are available to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, on written or oral request to: Chemfix Technologies, Inc., 3500 N. Causeway Blvd., Suite 1280, Metairie, Louisiana, 70002 Attn:
Chief Executive Officer.

                                                          SUMMARY


        Certain significant matters discussed in this Proxy Statement are summarized below. This summary is not intended to be a complete discussion of the matters contained herein, and is qualified in all respects by the detailed information appearing elsewhere in this Proxy Statement. Shareholders are urged to review carefully this Proxy Statement. Cross references used in this summary are to captions in this Proxy Statement.


The Special Meeting

        The Special Meeting of Shareholders (the "Meeting") of Chemfix Technologies, Inc. (the "Company") will be held at the Company's offices at 3500 N. Causeway Blvd., Suite 1280, Metairie, Louisiana on June 9, 1998 at 10:00 A.M.


Record Date

        Only holders of record of the Company's Common Stock at the close of business on May 6, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were 6,825,855 shares of Common Stock outstanding (or 8,906,400; if Ally Capital Corporation places Atlantic Petroleum in default under certain loan documents (see General Information Shares Entitled to Vote)), each entitled to one vote.


Matters to be Voted Upon

        Item 1 - Approval of the Sale of Assets

        Item 2 - Any other matters that may properly come
                     before the Meeting.

        All shares of Common Stock represented at the Meeting by properly executed proxies received prior or at the Meeting, unless the proxies have previously been revoked, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted FOR the proposal to approve the Sale of Assets.


Quorum; Required Vote

        A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Meeting. The affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon is required to approve the Sale of Assets.


Approval of Sale of Assets
        Shareholders will be asked to approve the sale of substantially all of the assets of the Company through the sale of the business and certain assets of the Company's sole operating subsidiary, Atlantic Petroleum (the "Proposed Transaction"), to APTL pursuant to the terms and conditions of the Asset Purchase Agreement, a copy of which has been filed with the Commission as an exhibit to this Proxy statement. The Asset Purchase Agreement will be provided to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered.

        The Proposed Transaction with APTL. The Proposed Transaction pursuant to the Asset Purchase Agreement provides for the sale by Atlantic Petroleum to APTL of Written Contracts, Fixed Assets, Intellectual Property Rights and other Intangible Assets. The Purchase Price to be paid by APTL in cash is expected to be $100,000.00 (the "Cash Portion"), plus a deferred amount (the "Deferred Portion"). The Cash Portion of the sale is payable in two equal installments of $50,000.00, with the first installment payable 90 days from the Closing Date and the final installment on the first anniversary of the Closing Date. Atlantic Petroleum has directed APTL to pay $20,000.00 of the first installment to Primary Systems, L.L.C., an affiliate of APTL, in repayment of a loan by Primary Systems, L.L.C. to Atlantic Petroleum to facilitate the closing of the Proposed Transaction. The Deferred Portion is valued based upon the first 12 months of operation of APTL after the Closing Date and may only be paid to the Company upon an extraordinary transaction involving APTL. See "Summary of the Asset Purchase Agreement Consideration.

        Effect of Sale of Assets on the Company. The Company anticipates that Atlantic Petroleum will assign to Ally at the closing all of its rights to receive the Cash Portion and the Deferred Portion in return for Ally granting to Atlantic Petroleum a release of its security interests in the Assets to be sold to APTL. Accordingly, neither the Company, Atlantic Petroleum nor any of their creditors (other than Ally) will receive any consideration for the Sale of Assets.

        After the Closing of the Sale of Assets, the Company will have no operating assets and consequently no ability to generate revenue or income. All of the assets of the Company are encumbered and the Company's secured creditors are currently foreclosing on the Company's assets to satisfy their secured obligations. The Company has insufficient assets to pay its liabilities to its existing creditors. Moreover, the consideration for the Sale of Assets is insufficient to satisfy the Company's existing indebtedness. Accordingly, the Sale of Assets will not provide any funds for the operation of the Company after the Closing or for dividends of distributions to the Company's Shareholders. The Company does not know at this time what actions the Company's creditors will take subsequent to the Closing.

        As the Proposed Transaction involves the sale of assets of the Company's sole operating subsidiary for cash, the shareholders of the Company will retain their equity interests in the Company following the consummation of the Proposed Transaction. The future of the Company will depend upon what actions, if any, that the Company's creditors and shareholders take after the Closing. It is anticipated that certain of the Company's officers and directors will resign after the Closing.

        Background of Sale of Assets; Fairness of Transaction; Recommendation of Board of Directors. The Board of Directors agreed to enter into the Asset Purchase Agreement principally because of (i) the lack of working capital to fund existing operations and (ii) the Company's inability to generate sufficient revenue to satisfy existing indebtedness, either through current operations or through a purchase, sale or merger transaction. As a result, the Company faced the likelihood of the cessation of operations without any consideration for the assets of Atlantic Petroleum. See "Approval of the Sale of Assets
- Background of the Sale of Assets" for a description of the process followed in connection with the Sale of Assets.

        The Board of Directors believes that the Proposed Transaction is fair to, and in the best interests of, the Company and its shareholders. The Board has unanimously approved the Proposed
Transaction pursuant to the Asset Purchase Agreement. See "Approval of the Sale of Assets - Conflicts of Interest" for a description of the interests of certain officers and directors in the Proposed
Transaction.

        The Board of Directors of the Company unanimously recommends that shareholders vote for approval of the Sale of Assets.

        Conflicts of Interest. In considering the recommendation of the Proposed Transaction by the Board of Directors, shareholders should be aware that certain Directors of the Company and certain officers of Atlantic Petroleum, have an interest in the Proposed Transaction in addition to the interests of shareholders of the Company generally. Stephen M. Pickens, a director of the Company, is the Vice President Portfolio Manager of Ally Capital Management, an affiliate of Ally Capital Corporation. Ally will receive, by assignment from Atlantic Petroleum, all consideration from the Sale of Assets. See Approval of the Sale of Assets Interest of Ally Capital Corporation. Following consummation of the Proposed Transaction, as provided by the Asset Purchase Agreement, each of Larry McLaughlin, John Secker and Francis McLaughlin will be employed by APTL pursuant to their Employment Agreements with APTL. See "Approval of the Sale of Assets - Conflicts of Interest".

        Conditions to Closing of Proposed Transaction. The obligations of the Company and APTL to consummate the Proposed Transaction pursuant to the Asset Purchase Agreement are subject to certain conditions, which conditions may be waived by the appropriate party, including, among other things, approval of the Company's shareholders.

        Termination. The Asset Purchase Agreement may be terminated and the Proposed Transaction may be abandoned by (i) mutual consent of the parties; or (ii) the Company, if its Board of Directors withdraws its recommendation of the Proposed Transaction in order to approve the execution of a definitive agreement relating to another Proposed Transaction after determining that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.
If the Asset Purchase Agreement is terminated by the Company pursuant to (ii) above, and the Company closes the transaction contemplated by such Proposed Transaction within one year, the Company must pay APTL a termination fee of $150,000.00.

                APPROVAL OF SALE OF ASSETS

General

        At the Meeting, shareholders of the Company will be asked to approve the sale of substantially all of the assets of the Company through the sale of the business and certain assets (the "Sale of Assets") of the Company's sole operating subsidiary, Atlantic Petroleum Technologies of Louisiana, Inc., a Louisiana Corporation ("Atlantic Petroleum"), to APTL, L.L.C., a Louisiana limited liability company ("APTL"), pursuant to the terms and conditions of the Asset Purchase Agreement between the Company and APTL, dated as of April 24, 1998 (the "Asset Purchase Agreement"), a copy of which will be provided to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, on written or oral request to the Company. A vote in favor of the Sale of Assets does not constitute authorization by the shareholders of any plan of liquidation. To the extent required by law, any such plan of liquidation will be submitted to the shareholders for their approval. The Company has no current intention to liquidate.

        Certain capitalized terms that are used but not defined in this Proxy Statement have the meanings ascribed to such terms in the Asset Purchase Agreement.

        On February 5, 1998 and May 6, 1998, the Board of Directors of the Company unanimously approved the Sale of Assets pursuant to the Asset Purchase Agreement and directed that it be submitted to shareholders of the Company for their approval. The Board of Directors recommends a vote for approval of the Sale of Assets. Management of the Company believes that those members of the Board of Directors, as well as the executive officers of the Company, who are also shareholders of the Company and Ally Capital Corporation intend to vote their Common Stock, representing approximately 59% of the outstanding Common Stock of the Company as of the Record Date or 69% if Ally Capital Corporation places Atlantic Petroleum in default under certain loan documents (see
General Information Shares Entitled to Vote), for approval of the Sale of Assets. Included in such shares of Common Stock is 1,250,000 shares of Common Stock owned by a director and former director of the Company that agreed to contribute such shares to a voting trust granting to Ally Capital Corporation the right to vote such shares.
Even though 1,000,000 of such shares have been transferred to Ally, the voting trust has not been established and Ally has disclaimed beneficial ownership of such shares. The Sale of Assets requires the approval of a majority of the Company's outstanding Common Stock.


Brief Synopsis of the Sale of Assets

        The Sale of Assets will be consummated pursuant to the Asset Purchase Agreement between the Company and APTL, subject to certain conditions to Closing, including APTL's ability to negotiate employment contracts on terms acceptable to APTL with Larry McLaughlin, a director of the Company and President of Atlantic Petroleum, John Secker, Operations Manager of Atlantic Petroleum and Francis McLaughlin, Senior Estimator of Atlantic Petroleum. See "Conditions to Closing" below. The Sale of Assets provides for the sale of written Contracts, Fixed Assets, Intellectual Property and other Intangible Property of Atlantic Petroleum, the Company's sole operating subsidiary, to APTL (the "Assets"). APTL has also agreed to assume the lease of Atlantic Petroleum's offices in Drexel Hill, Pennsylvania. The Company will retain all assets and liabilities not directly related to Atlantic Petroleum.

        The Purchase Price will be paid by APTL and will be $100,000.00 in cash (the Cash Portion), plus the Deferred Portion. The Cash Portion of the Sale of Assets shall be payable in two (2) equal installments of $50,000.00, with the first installment due ninety (90) days from the Closing Date and the second installment due on the anniversary of the Closing Date. Atlantic Petroleum has directed APTL to pay$20,000.00 of the first installment to Primary Systems, L.L.C., an affiliate of APTL, in repayment of a loan by Primary Systems, L.L.C. to Atlantic Petroleum to facilitate the closing of the Sale of Assets. The Deferred Portion shall be an amount equal to 1.2 times the EBITDA generated from the use of the Assets during the one (1) year period following the Closing
Date; provided, however, the Deferred Portion shall not be paid unless APTL generates a minimum of $3,000,000.00 in revenues and $400,000.00 in EBITDA during the 12-month period following the Closing Date. The Asset Purchase Agreement defines "EBITDA" as earnings before interest, taxes, depreciation and amortization. The Deferred Portion shall be payable only upon the consummation of an extraordinary transaction by APTL including the acquisition of all or substantially all of the assets of APTL, the merger of APTL with or into another company or the change of control of APTL in one or a series of related transactions.
The Deferred Portion shall not accrue interest or any other increase in value and shall be paid in cash, or publicly traded stock if the transaction is a merger with a publicly traded company. See Summary of the Asset Purchase Agreement Considerations, below.


Effect of Sale of Assets on Holdings of Shareholders

        Because the Sale of Assets in connection with the Proposed Transaction involves the sale of all or substantially all of the assets of the Company through the Sale of Assets of Atlantic Petroleum, and not a sale of an equity interest in the Company, the shareholders of the Company will retain their equity interests in the Company following the consummation of the Proposed Transaction. As a result of the Proposed Transaction, the Company will have no operating assets and no ability to generate revenues or income. The consideration for the Proposed Transaction is insufficient to satisfy the Company's existing indebtedness. Accordingly, the Sale of Assets will not provide any funds for the operation of the Company after the Closing or for dividends of distributions to the Company's shareholders. In addition, it is anticipated that certain officers, directors and employees will resign from the Company upon closing of the Sale of Assets. If the Board of Directors determines that the Company should be liquidated, to the extent required by law, any authorization for a plan of liquidation will be submitted to shareholders for their approval. See "Post Sale of Assets Operations of the Company," below.

Background of the Sale of Assets

        Present management was installed in fiscal 1994 when the Company recorded a $5,900,000.00 loss and was operating under a $6,500,000.00 working capital deficit. Over the past two and a half years, management implemented several strategies to reduce debt and restore viability to the Company. Even though the Company has made significant progress in strengthening its balance sheet and improving results of operations, management has been unable to generate sufficient revenue or income to satisfy its current indebtedness or to provide sufficient working capital to conduct operations.

        Because of the obvious severity of the financial condition of the Company, management instituted a cost reduction program which included a reduction in labor and fringe costs and sold all unprofitable subsidiaries and segments of operations. In addition, the Company filed a Petition for Relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") for its VenVirotek subsidiary on October 26, 1994. The filing was made in the United States
Bankruptcy Court for the Eastern District of Louisiana, Case No. 94-13614. On May 15, 1995, VenVirotek's Plan of Reorganization (the VenVirotek Plan") was confirmed. In accordance with therewith, the first payments were due and paid on September 18, 1995. Due to the Company's financial condition, it had been unable to pay any subsequent payments.

        On May 23, 1995, the Company formed Atlantic Petroleum as a subsidiary of VenVirotek. Atlantic Petroleum was formed to become a joint venture partner with Atlantic Petroleum Technologies, Inc., a Delaware corporation (APT). On July 7, 1995, Atlantic Petroleum acquired the assets of APT, including its interest in the joint venture, for 450,000 shares of unregistered Common Stock valued at $.035 per share, $13,500.00 in cash, and an agreement to reimburse APT up to $134,000.00, for a total purchase price of $163,950.00.

        In July 1995, the Company engaged Devonshire Holdings, Inc. ("Devonshire") as its sole and exclusive agent for the purpose of identifying sale or merger opportunities for the Company. During 1995 and until the present, the Company explored with several private companies and/or their financial representatives the possibility of a reverse merger with the Company, pursuant to which the Company would remain as a public entity. The Company was unable to consummate any purchase, sale or merger transactions as a result of its engagement of Devonshire.

        On August 11, 1995, the Company filed a Petition for Relief under Chapter 11 of the Bankruptcy Code. The filing was made in the United States Bankruptcy Court for the Eastern District of Louisiana, Case No. 95-12954. On September 10, 1996, the Company's Plan of Reorganization was confirmed. Generally, the Company's Plan of Reorganization (the "Company Plan") involved the recapitalization of the Company, whereby original shareholders were diluted 90%, with present creditors, management, and new investors becoming significant equity holders. The Company Plan converted approximately $6,200,000.00 of debt into $650,000.00 of long term obligations under capital leases, with the balance being restructured into equity. The Company recorded approximately $4,800,000.00 of "Extraordinary Items" in its Consolidated Statements of Operations for the quarter ended November
30, 1996, as a result of the relinquishment of debt in connection with the confirmation of the Company Plan. Detailed information regarding the Company's Plan and Disclosure Statement is available by contacting the United States Bankruptcy Court for the Eastern District of
Louisiana.

        On December 2, 1996, the San Joaquin Valley Unified Air Pollution Control District filed an Order for Abatement and Permit to Operate Revocation against the Company's subsidiary, VenVirotek. On December
11, 1996, a hearing was held giving all parties and the public the opportunity to give testimony or make comment. On May 14, 1997, the San Joaquin Valley Unified Air Pollution Control District issued a
Notice of Violation to VenVirotek for failure to comply with the Order of Abatement. These conditions involved removal of all waste from the site and compliance with all district permit conditions. On February
13, 1997, VenVirotek received a Notice and Order from the Kern County Environmental Health Services Department requiring, among other things, the removal of a treated stockpile by April 21, 1997. VenVirotek was unable to comply with these orders and ceased operations in February, 1997. VenVirotek filed a Petition for Relief under Chapter 7 of the Bankruptcy Code on February 27, 1998 and will be liquidated under Bankruptcy Court supervision.

        On April 3, 1997, the Company entered into a $100,000.00 Guarantee and Loan Agreement with Ally Capital Corporation, ("Ally"), whereby
Ally loaned Atlantic Petroleum $50,000.00 for working capital and pledged an additional $50,000.00 to the ACSTAR Insurance Company to secure a $300,000.00 bonding line for Atlantic Petroleum. The Company issued 422,500 shares of Common Stock and Atlantic Petroleum pledged 2,112,500 shares of Common Stock to Ally as security for the loan and the bone line guarantee. The Company is unable to repay any amounts under the loan. The 2,112,500 shares of stock pledged to Ally for the $100,000.00 Guarantee and Loan Agreement will be forfeited to Ally in the event of default under the Guarantee and Loan Agreement.

        In October, 1997 the Company determined that the likelihood of the Company ever attaining profitable operations was remote. The Company determined it did not have the financial capability to fund ongoing operations and faced the very likely consequence that Atlantic
Petroleum's employees would resign, thereby causing the cessation of the only remaining operations of the Company without any consideration. Accordingly, the Company believes that the Sale of Assets is the only remaining option for the Company. The Company also took into account additional factors in reaching its conclusion as to the Sale of Assets
See "Recommendation for the Sale of Assets - Reasons for the Sale of Assets", below.

        In October, 1997, the Company solicited purchase proposals from various companies that it believed would be interested in purchasing the Assets of Atlantic Petroleum. Three companies expressed an interest in purchasing the Assets of Atlantic Petroleum and agreed to submit written offers to the Company. The Company received two offers for the Sale of Assets.

        On October 31, 1997, the Board of Directors held a meeting to discuss clarifications of certain aspects of the two offers it received for the purchase of the Assets of Atlantic Petroleum. The Board was additionally advised that Atlantic Petroleum was threatened with the loss of its key employees because the Company's inability to fund ongoing projects and was in jeopardy of losing projects awarded to Atlantic Petroleum because of its lack of working capital and a bond guarantee. The Board further determined to seek shareholder approval for any Sale of Assets of Atlantic Petroleum or its assets. On November 10, 1997, the Board of Directors voted to accept the highest bid from APTL, an affiliate of Primary Systems, L.L.C.

        During November, 1997 there were various meetings between the management of the Company and APTL to negotiate the terms of a summary term sheet (the "Summary Term Sheet"), providing for the Sale of Assets. The parties discussed a lending arrangement necessary to maintain Atlantic Petroleum's operations prior to the anticipated Closing Date of the Sale of Assets, the purchase price for the Sale of Assets and the hiring of the key employees of Atlantic Petroleum. There were also meetings and telephone conferences between the managements of the Company and APTL as to the terms and structure of the transaction, the necessity for approval of the Sale of Assets by the Shareholders of the Company and due diligence matters.

        In connection with the Summary Term Sheet, APTL entered into a factoring line of credit based upon 75% of approved accounts receivable subject to the maximum outstanding at any one time of $500,000.00. Atlantic Petroleum pays to APTL a factor fee of 2% per month on the face amount of each outstanding invoice computed daily. The term of the factoring line of credit terminated on March 7, 1998 and has been extended on an as needed basis since such date.

        As part of the Sale of Assets, APTL required Atlantic Petroleum's key employees to execute employment agreements with APTL as a condition to the Closing of the Sale of Assets. Under the Employment Agreements, Messrs McLaughlin, Secker and McLaughlin will be entitled to receive annual compensation of $85,000.00, $55,000.00 and $55,000.00, respectively. Additionally, Messrs McLaughlin, Secker and McLaughlin will be entitled to a cash bonus of 4%, 2% and 2%, respectively, of EBITDA during the period commencing of the Closing Date through December 31, 1998; provided, however, EBITDA is in excess of $400,000.00 for such period.

        In addition to the salary and other provision of Employment Agreements, Messrs McLaughlin, Secker and McLaughlin will be able to earn a 4%, 2% and 2%, ownership interest in APTL, if such individuals are employees of APTL on January 15, 1999. APTL is requiring noncompetition agreements to be entered into by Messrs McLaughlin, Secker and McLaughlin to take advantage of this incentive option.

        On November 10, 1997, the Board of Directors held a meeting to review the terms and conditions of the proposed term sheet, including the terms of the proposed Employment Agreements. Mr. Pickens did not attend the meeting. David L. Donaldson advised the Board that the Company had been requested by APTL to sign the Summary Term Sheet setting forth the terms and conditions of the Sale of Assets. The summary term sheet is conditioned upon the completion of due diligence and the execution of mutually agreeable purchase and sale documentation containing customary representation, warranties and covenants. The Summary Term Sheet also provided that APTL had the exclusive right to negotiate a Definitive Purchase Agreement during the term of the lending arrangement entered into on such date and discussed above.

        On February 5, 1998, the Board of Directors held a meeting to review an outline of the terms of the Sale of Assets. All of the directors, were present, in person or by conference telephone. A draft of the Asset Purchase Agreement was distributed to all members of the Board of Directors. After a lengthy discussion regarding the financial prospects of the Company, the Board voted to authorize management to negotiate a definitive Asset Purchase Agreement with APTL.

        During March and April, 1998, management negotiated the terms and conditions of the Asset Purchase with APTL and Ally, its major creditor, for the release by Ally of certain security interests in the Assets. As a result of such negotiations, Atlantic Petroleum has agreed to assign to Ally at the Closing all of the consideration payable by APTL under the Asset Purchase Agreement, including the Cash Portion and the Deferred Portion. On April 24, 1998, Atlantic
Petroleum and APTL executed the Asset Purchase Agreement.


Recommendation of the Board of Directors; Reasons for the Sale of Assets

        The Board of Directors believes that the Sale of Assets is fair to, and in the best interests of, the Company and its shareholders.
The Board of Directors has unanimously approved the Sale of Assets.

        The Board of Directors recommends to the Company's shareholders that they vote for the Sale of Assets. See "Background of the Sale of Assets" for a description of attendance of directors and actions taken at the October 28, 1997, October 31, 1997, November 10, 1997, December 10, 1998, February 5, 1998, March 16, 1998 and May 6, 1998 meetings of the Board of Directors. See also "Conflicts of Interest" below for a description of the interests of certain officers and directors in the Sale of Assets.

        In reaching its conclusions as to the Sale of Assets, the principal factor considered by the Board of Directors was the Board's belief that the Company's financial condition was such that the Company has no ability to continue operations, both because of the lack of working capital to fund existing operations and the resulting likelihood that Atlantic Petroleum's key employees would resign and seek employment elsewhere. Such a result would cause the cessation of all Company operations without receiving any consideration therefor. The Board believes the Sale of Assets is the only alternative available to the Company that will provide any funds to pay Company indebtedness.


        The Board of Directors also took into account the following additional factors in reaching its conclusion as to the Sale of Assets:

1.      On December 11, 1996, the Company was issued an Abatement Order by the local air pollution control district at its west coast facility, thereby causing the cessation of operations in February, 1997. In addition, all employees at the west coast facility were terminated. The Company does not have the financial capability to comply with the various orders of the various regulatory agencies governing the west coast facility and will not be able restart operations and generate revenue therefrom.

2.      The Company has tried for the past three years without success to engage in a purchase, sale or merger transaction with another entity providing it with the revenues necessary to achieve profitable operations. The Company believes that the possibility that such a transaction will occur in the near future is remote.

3.      The Company's operating loses have continued to grow.  The Company believes that the possibility of it ever becoming profitable is remote.

4.      The Company lacks the working capital and the availability of financing necessary to commence and complete contracts awarded to its sole operating subsidiary, Atlantic Petroleum, and does not foresee the ability to commence and complete such contracts in the future. As a result, the Company faces the likelihood that the key employees of its sole operating subsidiary will resign to seek employment elsewhere.

5.      All Assets of the Company encumbered and the Company's secured creditors are currently foreclosing on such Assets to satisfy their secured obligations. The Company believes it has insufficient Assets to satisfy its existing liabilities and does not believe that it has the financial capability to generate sufficient revenue to satisfy such liabilities.

        Based on the foregoing, the Board of Directors believes that the Proposed Transaction through the Sale of the Assets of Atlantic
Petroleum at this time would be fair to and in the best interests of the Company and its shareholders.

        In view of the wide variety of factors considered in connection with its evaluation of the Sale of Assets, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.


Conflicts of Interest

        In considering the recommendation of the Sale of Assets by the Board of Directors, shareholders should be aware that certain officers and directors of the Company and Atlantic Petroleum have an interest in the Proposed Transaction that is in addition to the interest of the Shareholders of the Company generally. As noted under "-Recommendation of the Board of Directors" and "-Reasons for the Sale of Assets," above, the Board of Directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement and the transactions contemplated thereby.

        Specifically, following consummation of the Proposed Transaction, as provided in the Asset Purchase Agreement, each of Larry McLaughlin, John Secker and Francis McLaughlin will also become APTL's employees following the Closing pursuant to Employment Agreements proposed to be entered into by such individuals and APTL. Larry McLaughlin is a director of the Company and President of Atlantic Petroleum. Mr. McLaughlin is also the beneficial owner of 396,388 shares of Common Stock. John Secker and Francis McLaughlin are key employees of Atlantic Petroleum.

        Michael E. McGoey resigned as an officer and director of the Company in February, 1997. Prior to such time, Mr. McGoey was a member of the Board of Directors, Corporate Secretary and Chief Financial Officer. Mr. McGoey is President of Gulf South, L.L.C., a Louisiana limited liability company, and an affiliate of APTL.

        Stephen M. Pickens is a Director of the Company. Mr. Pickens is currently a Vice President-Portfolio Manager of Ally Capital
Management, an affiliate of Ally.  Ally is a major shareholder of the
Company and its largest secured creditor.   Atlantic Petroleum has
assigned all consideration payable by APTL pursuant to the Asset Purchase Agreement to Ally. The Company is indebted to Ally in the principal amount of $860,000.00 plus accrued and unpaid interest. In addition, Ally controls the voting power of approximately 2,112,667 shares of the outstanding common stock of the Company. See "-Interest of Ally Capital Corporation," below.


Interest of Ally Capital Corporation

        Pursuant to the Company Plan, approximately $1,200,000.00 of long term capital leases in favor of Ally was restructured, resulting in $650,000.00 of leases payable secured by substantially all of the Company's assets. As a result of this restructuring, Ally was issued 1,690,000 shares of the Company outstanding Common Stock. This creditor holds a security interest in substantially all of the Company's Assets, including the issued and outstanding common stock of Atlantic Petroleum. In addition, as a result of the Company Plan, Ally is entitled to receive voting control of 1,000,000 shares of stock owned by a director and 250,000 shares owned by a former director.
Ally has not taken any action to exercise voting control of these shares and disclaims beneficial ownership of these shares.

        On April 3, 1997, the Company entered into a $100,000.00 Guarantee and Loan Agreement with Ally, whereby Ally loaned the Company
$50,000.00 for working capital and pledged an additional $50,000.00 to secure a bonding line for the Company. In August, 1997, Ally loaned the Company $60,000.00 for working capital. As a result of the above financings, the Company issued to Ally 422,500 shares of Common Stock and Atlantic Petroleum pledged 2,112,500 shares of the Company's Common Stock to Ally. Although Atlantic Petroleum is unable to repay any amounts under this loan to Ally, Ally has not put Atlantic Petroleum in default and disclaims beneficial ownership of such claims.

        If Ally exercises its right to vote all shares of Common Stock pledged to Ally, pursuant to its Loan and Guarantee Agreement with Atlantic Petroleum and exercises its right to vote 1,250,000 shares owned by a director and a former director, the total outstanding shares of common stock would be 8,906,400 shares and Ally would have the power to vote 5,475,000 shares, or approximately 69%, and will have the power to approve the Sale of Assets at the Special Meeting of Shareholders without the vote of any other shareholder. If Ally declines to exercise its right to vote such shares, Ally would have the power to vote 2,112,667 shares of Common Stock, or approximately 47% of the issued and outstanding Common Stock. Ally has agreed to vote 2,112,667 shares of Common Stock in favor of the Sale of Assets.


Post Sale of Assets Operations of the Company

        After the Closing of the Sale of Assets, the Company will have no operating assets and consequently no ability to generate revenue or income. All of the Assets of the Company are encumbered and the Company's secured creditors are currently foreclosing on the Company's assets to satisfy their secured obligations. The Company has insufficient assets to pay its liabilities to its existing creditors. Moreover, the consideration for the Sale of Assets is insufficient to satisfy the Company's existing indebtedness. Accordingly, the Sale of Assets will not provide any funds for the operation of the Company after the Closing or for dividends of distributions to the Company's Shareholders. The Company does not know at this time what actions the Company's creditors will take subsequent to the Closing.


Summary of the Asset Purchase Agreement

Introduction

        The following is a summary of the terms of the Asset Purchase Agreement, a copy of which will be provided to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, on written or oral request to the Company as Annex A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Asset Purchase
Agreement.   Capitalized terms that are used but not defined in this
Proxy Statement have the meanings ascribed to such terms in the Asset Purchase Agreement.


Assets To Be Sold

        The Asset Purchase Agreement provides for the sale of all of the assets relating to Atlantic Petroleum, the sole operating subsidiary of the Company. The Assets generally include the Company's right, title and interest in and to the following assets relating to Atlantic
Petroleum: (i) Written Contracts; (ii) Fixed Assets; (iii) Intellectual Property Rights; and (iv) Other Tangible Assets. The Assets generally exclude all assets unrelated to Atlantic Petroleum, which will be retained by the Company following the consummation of the Asset
Purchase Agreement. In addition, APTL will assume the lease of office space in Drexel Hill, Pennsylvania, the corporate offices of Atlantic Petroleum.


Consideration

        In consideration for the Assets, APTL has agreed to pay to the Company $100,000.00 (the "Cash Portion"), together with a deferred amount (the "Deferred Portion"). The Cash Portion of the Sale of Assets shall be payable in two equal installments of $50,000.00, with the first installment due ninety days from the Closing Date and the final installment due on the one year anniversary of the Closing Date. Atlantic Petroleum has directed APTL to pay $20,000.00 of the first installment to Primary Systems, L.L.C. in repayment of a loan by Primary Systems, L.L.C. to Atlantic Petroleum to facilitate the Closing of the Sale of Assets. The Deferred Portion shall be valued on the one year anniversary of the Closing Date and shall equal the product of 1.2 times the EBITDA amount derived from the utilization of the Assets during the twelve months following the Closing Date. The Deferred Portion is payable only in the event that APTL generates a minimum of $3,000,000.00 in revenues and $400,000.00 of EBITDA during such twelve-month period. The Asset Purchase Agreement defines EBITDA as earnings before interest, taxes, depreciation and amortization.

        The Deferred Portion shall not accrue interest nor shall it vest any ownership or equity interest of the Company in APTL. The Deferred Portion will not grant to the Company any right to vote on or consent to any action taken by APTL, including the sale of all or substantially all of its assets, the acquisition of any other entity or assets or the merger with or into any other entity or the liquidation of APTL. The Deferred Portion shall be payable upon the sale of all or substantially all of the assets of APTL, or the merger with or into any other entity.


        The Assumed Liabilities generally consists of the following: (i) post-closing obligations of Atlantic Petroleum under executory contracts and leases and (ii) other liabilities arising from or in connection with Atlantic Petroleum after the Closing Date. APTL will not assume any liabilities of the Company other than the Assumed Liabilities. Thus, the Company will remain liable for the obligations or liabilities of the Company and Atlantic Petroleum arising prior to the Closing Date.


Certain General Covenants

        The Company has agreed, among other things, to conduct its business until the Closing Date in the ordinary and usual manner, to refrain from authorizing or incurring any additional long-term debt, to refrain from entering into or terminating material contracts other than in the ordinary course of business and generally to preserve and protect the value of the Assets and the goodwill and value of the business and maintain in force certain insurance policies.

        In addition, the Company has agreed to permit APTL to make investigations of the Assets and books and records of the Company. Buyer covenants that, on or before March 1, 1998, it will make application for all licenses and permits as may be required by any jurisdiction for the operation of Atlantic Petroleum's business by APTL and cause the issuance of such licenses and permits to APTL.


APTL's Employment Agreements

        Upon the consummation of the Sale of Assets, Larry McLaughlin, John Secker and Larry McLaughlin will enter into separate employment agreements with APTL (the "Employment Agreements"). The initial terms of the Employment Agreements with Larry McLaughlin, John Secker and Larry McLaughlin begin on the Closing Date and end on the third anniversary of the Closing Date.

        As part of the Sale of Assets, APTL required Atlantic Petroleum's key employees to execute employment agreements with APTL as a condition to the Closing of the Sale of Assets. Under the Employment Agreements, Messrs McLaughlin, Secker and McLaughlin will be entitled to receive annual compensation of $85,000.00, $55,000.00 and $55,000.00, respectively. If Messrs McLaughlin, Secker and McLaughlin are in the employ of APTL on the one month anniversary of the Closing Date, such persons will receive a 4%, 2% and 2% respectively, ownership interest in APTL. Additionally, Messrs McLaughlin, Secker and McLaughlin will be entitled to a cash bonus of 4%, 2% and 2%, respectively, of EBITDA during the period commencing of the Closing Date through December 31, 1998; provided, however, EBITDA is in excess of $400,000.00 for such period.

        In addition to the salary and other provision of Employment Agreements, Messrs McLaughlin, Secker and McLaughlin will be able to earn a Management Team Bonus of up to an additional 16% membership interest in APTL based upon APTLs financial performance. APTL is requiring noncompetition agreements to be entered into by Messrs McLaughlin, Secker and McLaughlin to take advantage of this incentive option.

        The Employment Agreements contain customary provisions regarding termination due to disability, death and for cause. The Employment Agreements contain a covenant not to compete during the term of such agreements and covenants not to solicit APTL's customers or employees during the term of such agreements and for two year periods following the expiration of such agreements. As executives of APTL, Messrs. McLaughlin, Secker and McLaughlin may each become entitled to benefits made available to executives, including group life insurance, group disability insurance, medical and hospitalization plans, pension and profit sharing plans and stock options.


Representations and Warranties

        The Asset Purchase Agreement contains various and extensive representations and warranties made by Atlantic Petroleum. These include, among other things, representations and warranties relating to
(i) the execution and enforceability of the Asset Purchase Agreement;
(ii) the financial statements and other financial and related information; (iii) the absence of certain undisclosed liabilities; (iv) the absence of undisclosed material changes relating to the Company since December 31, 1997; (v) matters regarding real estate, employees and the Employee Retirement Income Security Act of 1974, intellectual property, taxes, environmental laws, material contracts, litigations, insurance and the condition of the Company's equipment, (vi) the Company's title to the Assets and absence of Liens on the Assets; and
(vii) compliance with law.

        APTL makes representations and warranties relating to, among other things: (i) the due authorization, execution and enforceability of the Asset Purchase Agreement; and (ii) the conflict of the Asset Purchase Agreement with Primary System's organizational documents and other agreements.


Conditions to Closing

        The obligations of the Atlantic Petroleum and APTL to consummate the Sale of Assets are subject to certain conditions, which conditions can be waived by the appropriate party. As a condition to Atlantic Petroleum's obligation to close the Asset Purchase Agreement, all Liens must be removed prior to Closing. In addition, the Atlantic Petroleum and APTL shall have executed the following ancillary agreements: (i) promissory notes; (ii) Employment Agreements; (iii) the bill of sale; and (iv) the assignment. At APTL's request, Larry McLaughlin, John Secker and Francis McLaughlin have agreed in writing to execute and deliver the Employment Agreements.


Termination; Termination Fee

        The Asset Purchase Agreement may be terminated and the Proposed Transaction may be abandoned by (i) mutual consent of the parties; or
(ii) the Company, if its Board of Directors withdraws its recommendation of the Proposed Transaction in order to approve the execution of a definitive agreement relating to another Proposed Transaction after determining that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. If the Asset Purchase Agreement is terminated by the Company pursuant to (ii) above, and the Company closes the transaction contemplated by such Proposed Transaction within one year, the Company must pay APTL a termination fee of $150,000.00.

Accounting Treatment of the Sale of Assets

        The Sale of Assets is to be reflected in the Company's financial statements as a disposal of a segment of business within the meaning of Accounting Principles Board Opinion No. 30.


Federal Income Tax Consequences of the Sale of Assets

        The Sale of Assets will be a taxable transaction to the Company resulting in a net gain for tax purposes measured by the difference between the amount realized on the sale of the assets and the Company's tax basis in the assets. Such gain should be offset by the Company's current operating losses and prior year operating loss carryforwards resulting in little or no tax on the sale. Shareholders of the Company will experience no direct federal income tax consequences as a result of the Sale of Assets.

        The foregoing constitutes only a general description of the federal income tax consequences to shareholders as a result of exercising their appraisal rights. Any shareholder who intends to exercise appraisal rights is urged to consult his own tax advisor as to the federal income tax consequences of exercising such rights and also as to any state, local, or other tax consequences.


Historical Common Stock Prices

        The following table shows the range of closing bid prices for the Common Stock in the over-the-counter market for the fiscal quarters indicated, as reported by National Association of Securities Dealers through the NASD OTC Bulletin Board. The quotations represent prices in the over-the counter market between dealers in securities, do not include retail markup, markdown, or commission, and do not necessarily represent actual transactions.

                          Fiscal Year Ended
                                August 31,                 Common Stock
                                                    High Bid          Low Bid
                          1997
                             1st Quarter               .04               .02
                             2nd Quarter               .02               .01
                             3rd Quarter               1/16              1/32
                             4th Quarter               1/32              1/32


                          1996
                             1st Quarter               .03              .005
                             2nd Quarter               .03               .01
                             3rd Quarter               .03               .01
                             4th Quarter               .03               .01

    The representative closing bid price of the Common Stock reported by NASD through the NASD OTC Bulletin Board on May 6, 1998 was $.02.

        The Company has never paid any cash dividends on its Common Stock and its Board of Directors presently does not anticipate paying cash dividends in the foreseeable future. However, the declaration and payment of cash dividends will be determined by the board of Directors in light of then-existing conditions, including the Company's earnings, financial condition and capital requirements.


                                                CHEMFIX TECHNOLOGIES, INC.
                                            SELECTED HISTORICAL FINANCIAL DATA

        The following is a summary of selected historical consolidated financial information of the Company. The summary has been derived in part from, and should be read in conjunction with, the selected financial data and consolidated financial statements of the Company and the related notes thereto included in the Company's Annual Report on Form 10-K incorporated by reference herein. Results of interim periods are not necessarily indicative of results to be expected for the year and are subject to normal audit adjustments. Historical information for certain periods are derived from financial statements not included herein.

Historical Financial Information

                                               Historical Financial Information
     -------------------------------------------------------------------------
                                             In Thousands Except Per Share Data
     --------------------------------------------------------------------------
                  Quarter Ended November 30,         Years Ended August 31,
                           1997                     1997              1996        1995             1994        1993
   -------------------------------------------------------------------------------------------------------------
SELECTED STATEMENT OF OPERATIONS DATA

Net sales
 Income (loss) from
 continuing operations    486,344                  2,001,297         2,328,62    1,872,156        4,593,165   13,982,010

Income (loss) from
 continuing operations
 per common share         (.02)                    .53               (.10)       (.02)            (.71)       (1.05)

SELECTED BALANCE SHEET DATA

Total assets              483,281                  653,442           809,707     1,479,419        2,665,604   13,807,331

Long-term debt            110,979                  146,907         6,263,276     1,118,624        ------       2,649,286

Working capital        (3,236,282)              (2,135,518)       (1,583,667)   (4,404,073)      (6,539,463)  (5,118,841)

Stockholders' equity   (3,179,682)              (2,110,279)       (7,431,205)   (6,556,232)      (6,381,588)  (549,634)

Book value per share      (.47)                    (.32)              (.84)       (.74)            (.76)       (.06)

Tangible book value
  per share (a)           (.45)                    (.30)              (.83)       (.73)            (.76)       (.01)


(a) Tangible book value per share was computed by dividing the stockholders' equity of the Company, net of goodwill and deferred financing costs, by the total shares of common stock outstanding at the end of the period indicated.

Business of APTL

        APTL is a Louisiana limited liability company formed as a wholly-owned subsidiary of Primary Systems, L.L.C., a privately held Louisiana liability company, ("Primary Systems"). Primary Systems is in the business of the transportation, removal and cleaning of hazardous and non-hazardous material. Through its various subsidiaries, Primary Systems operates 100 waste trans-portation vehicles and 280 vacuum trucks providing extensive services in a wide range of facilities, including refineries, chemical plants, construction sites, waste disposal facilities, power plants and paper facilities.
Atlantic Petroleum's underground and above-ground tank removal and restora-tion business will be complimentary to the business of Primary Systems.


                                                FILINGS UNDER SECTION 16(a)

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

        Based on a review of the copies of the Forms furnished to the Company, the Company believes that all filing requirements applicable to its officers and directors were complied with in a timely manner during 1997.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of August 31, 1997 with respect to each person and institution known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock.

                                              Amount and
                                              Nature of          Percent of
                                              Beneficial         Outstanding
        Title of       Name and Address       Ownership          Shares
        Class          of Beneficial Owner    at 1/31/98         at 1/31/98(4)

        Common         Ally Capital Corp.     2,112,500(1,2,3)      31.7%
        Stock          2330 Marinship Way
                       Sausalito, CA  94965

        Common         David L. Donaldson     1,002,425(1)          15%
        Stock          3500 N. Causeway Blvd.
                       Metairie,  LA  70002

        Common         William T. Nolan          500,000            7.5%
        Stock          107 Clove Road
                       LaGrangeville,  NY  12540



(1) The Company's Chapter 11 Plan of Reorganization states that Ally is entitled to receive voting control of 1,000,000 shares of stock owned by David L. Donaldson and 250,000 shares owned by the Company's former Chief Financial Officer, if certain financial and new cash flow goals are not met by September 1, 1998.

(2) Atlantic Petroleum has pledged 2,112,667 shares of the Company's stock to Ally pursuant to a loan and collateral pledge of $100,000.00 received in April 1997. Atlantic Petroleum has granted a stock power to Ally on these shares enabling Ally to vote these shares in the event of a loan default.

(3) Should Ally receive the voting rights of the above mentioned shares, they would have voting control of 5,225,167 shares, or 59% of the outstanding common stock totaling 8,938,355.

(4) Of the 8,938,355 issued shares, 2,112,500 was issued to the Company's subsidiary, Atlantic Petroleum. According to GAAP, these shares are not included in calculating the total outstanding shares. Therefore, for the purpose of calculating percent ownership, 6,825,855 shares were used.
According to information furnished to the Company by its directors and officers, the directors, officers, and all directors and officers as a group, beneficially owned shares of common stock of the Company is shown in the table below.

                                           Number of
                                           Shares               Percent of
                                           Beneficially         Outstanding
                                           Owned at             Shares at
        Beneficial Owner                   8/31/97              8/31/97

        David L. Donaldson                1,002,425                 14.7%
        Moon Landrieu                       251,209                  3.7%
        Lawrence McLaughlin                 396,388                  5.8%
        All Officers and Directors as
          a Group (3 persons)(1)          1,650,022                 24.2%

____________
(1) Does not include shares held by Prudential Bache as Trustee of the Company's 401(k) Plan. Certain officers of the Company are participants in this Plan.




        A SHAREHOLDER MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED AUGUST 1, 1997, THE COMPANY QUARTERLY REPORT ON FORM 10-Q FOR ITS FISCAL QUARTER ENDED
NOVEMBER 30, 1997, THE ASSET PURCHASE AGREEMENT AND THE EMPLOYMENT AGREEMENT BY WRITING TO OR CALLING CHEMFIX TECHNOLOGIES, INC., 3500 N CAUSEWAY BLVD., SUITE 1280, METAIRIE, LOUISIANA 70002 ATTN: CHIEF EXECUTIVE OFFICER,
504) 831-3600.
CHEMFIX TECHNOLOGIES, INC.

                This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints David L. Donaldson or Steven N. Siegler, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as Proxy at the 1998 Special Meeting of Shareholders of Chemfix Technologies to be held at their offices at 3500 N. Causeway Blvd, Metairie, Louisiana on June 9, 1998, at 10:00 A.M., or at any adjournments or post-ponements thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

        If only one of said attorneys and proxies or substitutes shall be present at such meeting or at any adjournments or postponements thereof, then that one shall have all powers granted to such attorneys and proxies.

1. Approve the sale of substantially all of the assets of the Company through the sale of the business and certain assets of the Company's sole operating subsidiary, Atlantic Petroleum Technologies, Inc. to APTL, L.L.C. pursuant to the terms and conditions of the Asset Purchase Agreement between the Company and APTL, dated April 24, 1998 (the "Sale of Assets").

        / / FOR             / / AGAINST             / / ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Please date and sign on reverse side)

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the proposal to approve the Sale of Assets.

        When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        Please sign exactly as name appears herein.


                                           ____________________________________
                                                             (Signature)

                                           ____________________________________
                                                 (Signature, if held jointly)

Dated:______________________, 1998

                               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                  CARD PROMPTLY USING THE ENCLOSED ENVELOPE